Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-03260) pertaining to the Littelfuse, Inc. 401(k) Savings Plan, of our report dated June 29, 2010, with respect to the financial statements and supplemental schedule of the Littelfuse, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Chicago, Illinois
June 29, 2010